Exhibit 5.1

March 10, 2011

China Wood, Inc.
Daizhuang Industry Zone, Yitang Town
Lanshan District, Linyi City, Shandong
People’s Republic of China 276000

Gentlemen:

You have requested our opinion, as counsel for China Wood, Inc., a Nevada corporation (the "Company"), in connection with the registration statement on Form S-1 (the "Registration Statement"), under the Securities Act of 1933 (the "Act"), filed by the Company with the Securities and Exchange Commission.

This Registration Statement relates to the resale by the selling stockholders identified in this prospectus of up to 4,041,048 shares (the “Shares”) of our common stock, par value $0.001 per share, including (i) 1,336,244 shares of common stock issuable upon conversion of the Series A Convertible Preferred Stock, (ii) 668,123 shares of common stock issuable upon exercise of Investor Warrants, (iii) 133,624 shares of our common stock issuable upon exercise of the Placement Agent Warrants (the Investor Warrant and the Placement Agent Warrants collectively shall be referred to as the “Warrants”), (iv) 1,336,244 shares of our common stock as Escrow Shares, and (v) 566,813 shares issued to Viking Investments Group, LLC as consideration pursuant to an Engagement Agreement.

We have examined such records and documents and made such examination of laws as we have deemed relevant in connection with this opinion. It is our opinion that the common stock to be sold by the selling shareholders, issuable upon the conditions contemplated in the Registration Statement, will be duly authorized and legally issued, fully paid and non-assessable upon issuance.

No opinion is expressed herein as to any laws other than the laws of the State of Nevada. This opinion opines upon Nevada law including the statutory provisions, all applicable provisions of the statutes and reported judicial decisions interpreting those laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

ANSLOW & JACLIN, LLP

By:	/s/ Anslow & Jaclin, LLP
ANSLOW & JACLIN, LLP

 195 Route 9 South, 2nd Floor, Manalapan, NJ 07726 Tel 732 409 1212 Fax 732 577 1188
1350 Avenue of the Americas, 3rd Floor, New York, NY 10019 Tel 646 837 8754 Fax 646 619 4494
anslowlaw.com